UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 6, 2007

THE CHILDREN’S PLACE RETAIL STORES, INC.
(Exact Name of Registrants as Specified in Their Charters)

Delaware
(State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

915 Secaucus Road, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)

As previously reported in the Company’s Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on November 21, 2007, Richard Paradise, 45 (previously the Company’s Senior Vice President, Finance) became the Company’s Chief Financial Officer and principal accounting officer effective December 6, 2007. Mr. Paradise’s annual base salary is $360,000 and based on the Company’s performance to profit goals his targeted bonus is 40% of his base salary. In addition to benefits that are generally available to all of the Company’s employees, Mr. Paradise’s offer letter provides that in the event he terminates his employment for good reason, his employment is terminated without cause, or he terminates his employment within one year after the occurrence of a change in control, the Company will pay him an amount equal to six months of his base salary, less applicable taxes.

In addition on December 10, 2007, Mr. Paradise was granted a deferred stock award of 20,000 shares of the Company’s common stock under the Company’s amended and restated 2005 Equity Incentive Plan (the “2005 Plan”). Twenty five percent of the shares will vest on each of the first four anniversaries of date of grant, subject to accelerated vesting upon his termination of employment. Mr. Paradise is also participating in the Company’s new long-term equity incentive program and has executed a change in control agreement both of which are described in more detail below.

Mr. Paradise joins the Company with more than 20 years of finance experience. He most recently served at American Standard Companies, Inc. as Vice President and Chief Financial Officer of the Bath & Kitchen division from 2005 to 2007, and prior to that as Corporate Vice President & Controller from 2002 to 2005. Previously, Mr. Paradise held a number of senior financial positions with AlliedSignal Inc. (currently Honeywell International Inc.) including Director of Six Sigma and Credit & Collections; Manager of Financial Business Services; and Manager of Internal Reporting for EMS, a division of AlliedSignal. He began his career as an auditor with Price Waterhouse. Mr. Paradise earned his Bachelor of Arts from Rutgers College, holds an MBA from Rutgers Graduate School of Management, and is a Certified Public Accountant.

A copy of Mr. Paradise’s offer letter, dated October 19, 2007, is attached hereto as Exhibit 99.1

(e)

As discussed in the Company’s annual report on Form 10-K for the year ended February 3, 2007, because the Company has not been current in its SEC filings since September 2006, its ability to effectively address compensation matters impacting its executive officers and other key employees has been adversely affected. In particular, the Company has not made its customary annual equity compensation grants since the spring of 2005. In addition, over the past year the Company has faced several additional challenges that have impacted its ability to retain and motivate its employees.

Accordingly, the Board has recently approved a comprehensive strategy to address the retention and appropriate compensation of the Company’s executive officers and other key employees, other than the Company’s interim Chief Executive Officer. Based on recommendations from Frederick W. Cook & Co., Inc., a nationally recognized compensation consulting firm, and management, the Board’s compensation committee (the “Compensation Committee”) recommended certain compensation arrangements designed to retain the Company’s executive officers and other key employees, as well as to address our objective of maintaining competitive compensation programs. As part of this comprehensive strategy, the Board recently adopted several new compensation arrangements for the Company’s executive officers and other key employees. Those arrangements in which our executive officers are participating are described below.

Cash Retention

The Board has adopted a cash retention incentive award for the Company’s named executive officers, other than its interim Chief Executive Officer (the “Cash Retention Incentive Award”). The award is contingent upon the executive’s continued employment through June 30, 2008, unless such executive’s employment is terminated in connection with a change in control. Pursuant to the Cash Retention Incentive Award, Neal Goldberg shall receive $357,500, Tara Poseley shall receive $322,500, Susan Riley shall receive $262,500, Richard Flaks shall receive $245,250 and Mark Rose shall receive $218,000.

Long-Term Equity Incentive Program

The Company’s current long-term equity incentive program expires at the end fiscal 2007 and the Company currently expects that the minimum earnings per share level in fiscal 2007 will not be met and that no performance shares will be issued in connection with previous awards under the performance share program. The Board has adopted a new long term equity incentive program for the Company’s executive officers and certain other key employees (the “2008 LTIP”). Pursuant to the 2008 LTIP, on December 10, 2007, the executive officers received an equal number of deferred stock awards and performance share awards to be issued pursuant to the terms of the 2005 Plan.

Deferred Stock Award

The deferred stock awards shall vest one-third on December 10, 2008, December 10, 2009 and December 10, 2010, respectively. So long as the executive officer continues to be employed, the vested shares will be delivered to the executive officer on each vesting date, subject to income tax withholding. In addition, in the event the awards are not assumed in connection with a change in control, 50% of the outstanding awards will vest if the change in control occurs by December 10, 2008, 75% would vest if the change in control occurs between December 10, 2008 and June 10, 2009 and 100% would vest if the change in control occurs after June 10, 2009. The deferred stock award shall be evidenced by an agreement executed by the Company and by each of the executive officers. A form of such agreement is attached hereto as Exhibit 99.2.

Performance Share Award

Pursuant to Section 16 of the 2005 Plan, the Compensation Committee shall determine the performance criteria for the performance share awards no later than 90 days after the beginning of the Company’s 2008 fiscal year. Performance criteria will be set for each of fiscal years 2008, 2009 and 2010, and for the three-year cycle as a whole.

At the end of each fiscal year, the Compensation Committee will measure actual results against the stated criteria for that fiscal year (at the end of FY 2008, year one performance would be evaluated; at the end of FY 2009, year two performance would be evaluated, etc.). For each fiscal year, up to one-third of the target award may be deemed earned and “banked” for payment at the end of the three-year cycle. If actual performance in any fiscal year would generate a payment in excess of one-third of the target awards, the excess number of shares will be set aside and only paid at the end of the three-year cycle if the threshold performance for the entire three-year cycle is achieved. In addition, if the award does not continue after a change in control, a pro rata portion of the awards that have not previously vested will vest upon such change of control.

The maximum number of shares that any individual shall receive is 200% of such individual’s target award. The performance share awards shall be evidenced by an agreement executed by the Company and by each of the executive officers. A form of such agreement is attached hereto as Exhibit 99.3.

Pursuant to the 2008 LTIP the Company’s following executive officers shall receive the number of deferred stock awards and performance share awards listed in the following table.

Name	Number of Shares of Deferred Stock	Target Number of Performance Shares
Neal Goldberg	35,709	35,708
Tara Poseley	32,213	32,212
Susan Riley	26,220	26,219
Richard Flaks	16,331	16,331
Mark Rose	14,517	14,516
Richard Paradise	11,986	11,986

Change in Control Arrangements

The Board approved that the Company enter into change the Company’s in control agreements with the Company’s executive officers and other key employees, other than the Company’s interim Chief Executive Officer and President. Pursuant to these change in control agreements, the executive officers shall receive severance benefits upon a termination without cause or by the executive for good reason within two years following a change in control (the separation after a change in control a “Triggering Event”). The agreements are for two years and then automatically renews for one year terms thereafter, unless the Company provides 90 days’ notice of its intent to terminate the agreement. Upon a Triggering Event, Ms. Poseley and Ms. Riley are entitled to receive a lump sum severance payment equal to two times the sum of their respective base salary and target bonus, and Mr. Flaks, Mr. Rose and Mr. Paradise are entitled to receive a lump sum severance payment equal to one and one-half times the sum of their respective base salary and target bonus. In addition, in the event severance benefits are payable, and the equity awards held by an individual are not otherwise accelerated, then 50% of all outstanding equity awards would vest, if the change in control occurs by December 10, 2008, 75% would vest if the change in control occurs between December 10, 2008 and June 10, 2009 and 100% would vest if the change in control occurs after June 10, 2009. The Company agreements also provide for a "modified gross-up" of the "golden parachute" excise tax imposed by Section 4999 of the Internal Revenue Code, pursuant to which the executive's benefits will be "cut back' to $1 below the golden parachute threshold if payments contingent upon the change in control are not at least 15% higher than the threshold that triggers the excise tax, and otherwise the excise tax (if any) will be grossed-up such that the executive's after-tax position will be the same as if the excise tax did not apply.

As partial consideration of entering into the change in control agreement, Ms. Poseley agreed to amend her employment agreement to remove the provision that states that Ezra Dabah ceasing to hold the position of Chief Executive Officer (“CEO”) of the Company constitutes “good reason” for her to terminate her employment and that such provision was not triggered when Mr. Dabah resigned as CEO in September. In addition, Ms. Poseley and Ms. Riley each agreed to amend their employment agreements to remove the change in control provision in each of their employment agreements. A form of the change in control agreement is attached hereto as Exhibit 99.4.

Equity Award Commitments

The Compensation Committee granted equity awards that the Company previously promised to certain key employees in connection with their hiring or promotion, including 33,294 shares of restricted stock promised to Charles Crovitz in connection with his being appointed interim Chief Executive Officer, 15,000 shares of restricted stock promised to Ms. Riley in connection with her promotion to Executive Vice President in the spring of 2007 and a deferred stock award of 20,000 shares to Mr. Paradise in connection with his hiring. All of these grants of equity shall be evidenced by an agreement executed by the Company and by each of the executive officers.

Item 7.01 Regulation FD Disclosure

On December 5, 2007, the Company issued a press release containing its sales results for the four-week period ended December 1, 2007.

A copy of this press release is included as Exhibit 99.5 hereto.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits.

Exhibit 99.1	Offer Letter, dated October 19, 2007, with Richard Paradise

Exhibit 99.2	Form of Deferred Stock Award Agreement

Exhibit 99.3	Form of Performance Share Award Agreement

Exhibit 99.4	Form of Change in Control Agreement

Exhibit 99.5	Press Release dated December 5, 2007 (regarding sales results).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2007

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:	/s/ Susan Riley
Name: Susan Riley
Title: Executive Vice President, Finance and Administration